Exhibit 10.6

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of this 3rd day of March, 2022, by and between Clyra Medical Technologies, Inc., a California corporation (“Clyra”), and BioLargo, Inc., a Delaware corporation (“BioLargo”), with respect to the following:

R E C I T A L S :

A.    Clyra, BioLargo, and Scion Solutions, LLC (“Scion”), are parties to a series of agreements (the “Scion Transaction”) dated September 26, 2018, whereby Clyra purchased from Scion the SkinDisc technology and patent application number US 2017/0354754 titled Systems and Methods for Treating a Wound with Sound Packing, by Liden and Brown (the “SkinDisc IP”), in exchange for (i) $1,250,000 cash paid through the issuance of a promissory note dated December 17, 2018 (“Scion Note”), (ii) 21,000 common shares of the Company (a portion of which are held in escrow), and (iii) 10,000 common shares of the Company (a portion of which are held in escrow), redeemable for BioLargo common stock at a rate of 714.2858 shares of BioLargo common stock for each share of Clyra common stock.

B.    Concurrently with the Scion Transaction, Clyra and BioLargo entered into an agreement whereby BioLargo purchased the SkinDisc IP from Clyra, as well as 12,755 shares of Clyra common stock, and in exchange issued Clyra 7,142,858 shares of BioLargo common stock, the purpose of which was to hold for redemption by Scion in accordance with Clyra’s obligations in the Scion Transaction.

C.    In conjunction with the Scion Transaction, Scion members Spencer Brown and Tonya Rhodes joined Clyra’s Board of Directors, and entered into consulting agreements to provide services to Clyra as its Chief Marketing Officer, and Chief Technology Officer, respectively.

D.    Concurrently herewith, Clyra, BioLargo and Scion have entered into an agreement (the “Scion Agreement”) whereby (i) BioLargo transfers back to Scion the SkinDisc IP; (ii) Clyra transfers to Scion 2,000,000 shares of BioLargo common stock; (iii) all remaining principal and interest due on the Scion Note are forgiven; (iv) Scion returns to Clyra for cancellation all common stock of Clyra held by Scion; (vi) Scion and its members forever forgive amounts owed to them pursuant to their agreements with the companies.

E.    Through this Agreement, BioLargo and Clyra document certain terms related to the foregoing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Transfer of SkinDisc IP. Biolargo agrees to transfer back to Scion the Scion IP in accordance with Scion Agreement.

2.    Transfer of BioLargo Shares. Upon the terms and subject to the conditions of this Agreement, Clyra shall transfer, assign and deliver Clyra’s right, title and interest in Five Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Eight (5,142,858) shares of BioLargo common stock (the “BioLargo Shares”) to BioLargo, free and clear of any encumbrances. Such transfer shall take place within ten (10) business days of the Effective Date of this Agreement.

3.    Clyra Share Cancellation. Upon the terms and subject to the conditions set forth in this Agreement, upon execution hereof, Clyra agrees to cancel and return to treasury the shares held by Scion and transferred back to Clyra per the Scion Unwind Agreement.

4.    Conversion of Monies owed to BioLargo. From time-to-time, BioLargo provides working capital to Clyra, either directly or indirectly. As of March 3, 2022, the net amount owed by Clyra to BioLargo equals $633,091. BioLargo agrees to accept 2,042.23 shares of Clyra common stock at a rate of $310 per share in exchange for full forgiveness of such amount.

5.    Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the cancellation of the Clyra Shares, and transfer of the BioLargo Shares. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

6.    Attorneys’ Fees and Costs. In the event that any legal proceeding is brought to enforce or interpret any of the rights or obligations under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.

7.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Venue for any legal or equitable action between the Company and Stockholder which relates to this Agreement shall be in the county of Orange.

8.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

Clyra Medical Technologies, Inc.

/s/Steven V Harrison

By:

         Steven V. Harrison, President

BioLargo, Inc.

/s/Dennis P Calvert

By:

Dennis P. Calvert, President